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                                                                    EXHIBIT 11



                             ACNIELSEN CORPORATION

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                          ON A FULLY DILUTED BASIS(a)



DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA          1996            1995            1994
                                                           ----            ----            ----
                                                             (AVERAGE SHARE DATA IN THOUSANDS)

Weighted average number of shares                         56,712           56,507         56,649
Dilutive effect of shares issuable as of
  year-end under stock option plans                          243                0              0
Adjustment of shares applicable to stock
  options and stock appreciation rights
  exercised during the year                                   27                0              0
                                                          ---------------------------------------
Weighted average number of shares
  on a diluted basis                                      56,982           56,507          56,649
                                                          =======================================
                                                          ---------------------------------------
Net income                                                $ 15.8          $(230.9)         $(65.1)
                                                          =======================================
                                                          ---------------------------------------
Earnings per share of common stock
  on a fully diluted basis                                $ 0.28          $ (4.09)         $(1.15)
                                                          =======================================
                                                                          (b)              (b)



(a) All periods prior to November 1, 1996 reflect the adjusted share and option activity of The Dun and Bradstreet Corporation
(b) No adjustment required as it would result in anti-dilution